Exhibit 99.1

January 19, 2024
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.276.3301

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2023 FOURTH-QUARTER EARNINGS
Q4 Results Highlighted by Sustained Deposit and Loan Growth, Capital Expansion, and Strong Credit Quality

2023 Fourth-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.15, lower by $0.20 from the prior quarter, and were lower by $0.27 from the year-ago quarter. Excluding the after tax impact of Notable Items, primarily related to the FDIC Deposit Insurance Fund special assessment, adjusted earnings per common share were $0.27. Additionally, the mark-to-market of the pay-fixed swaptions hedging program during the quarter reduced pre-tax income by $74 million, or $0.04 on an EPS basis.
•Net interest income decreased $52 million, or 4%, from the prior quarter, and decreased $146 million, or 10%, from the year-ago quarter.
•Noninterest income decreased $104 million, or 20%, from the prior quarter, to $405 million. Noninterest income in the fourth quarter was reduced by $74 million, compared to an increase of $33 million in the third quarter due to the mark-to-market on pay-fixed swaptions. Excluding the impact of mark-to-market on pay-fixed swaptions, noninterest income increased $3 million compared to the prior quarter.
•Cash and cash equivalents and available contingent borrowing capacity totaled $93 billion at December 31, 2023, and represented 206% of uninsured deposits.
•Average total deposits increased $1.5 billion, or 1%, from the prior quarter and $4.0 billion, or 3%, from the year-ago quarter.
◦Ending total deposits increased $2.4 billion, or 2%, from the prior quarter and $3.3 billion, or 2%, from the year-ago quarter.
◦Ending core deposits increased $1.2 billion, or 1%, from the prior quarter reflecting continued momentum in consumer deposit gathering and ongoing focus on acquiring and deepening primary bank relationships.
•Average total loans and leases increased $445 million from the prior quarter to $121.2 billion, and increased $2.3 billion, or 2%, from the year-ago quarter.
◦Average total consumer loans increased $320 million and average total commercial loans and leases increased $125 million from the prior quarter.
•Net charge-offs of 0.31% of average total loans and leases for the quarter.
•Nonperforming asset ratio of 0.58%.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.97%, of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased 15 basis points to 10.25%, continuing the trend of capital expansion. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.58%, an increase of 58 basis points from the prior quarter.

•Tangible common equity (TCE) ratio increased 44 basis points from the prior quarter to 6.14% and increased 59 basis points from a year ago.
•As previously announced, Huntington completed a synthetic Credit Risk Transfer ("CRT") transaction during the fourth quarter related to an approximately $3 billion portfolio of on-balance sheet prime indirect auto loans as part of the company's capital optimization strategy. The transaction reduced risk-weighted assets by approximately $2.4 billion, with the risk-weight moving from 100% to 20% on the selected pool of assets.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2023 fourth quarter of $243 million, or $0.15 per common share, a decrease of $402 million, or $0.27, from the year-ago quarter. Adjusted earnings per common share were $0.27, excluding $0.12 per common share of after-tax Notable Items, in the 2023 fourth quarter compared to $0.43, excluding $0.01 of after-tax Notable Items, in the year-ago quarter.
Return on average assets was 0.51%, return on average common equity was 5.2%, and return on average tangible common equity (ROTCE) was 8.4%.
CEO Commentary:
"We are pleased to deliver fourth quarter results highlighted by the continuation of our organic growth efforts with sustained deposit and loan growth as well as the further expansion of common equity tier 1 capital,” said Steve Steinour, chairman, president, and CEO. “We are entering the new year from a position of strength with robust liquidity and capital, which allows us to remain focused on executing our growth strategy and serving our customers. We are maintaining our disciplined approach to managing credit quality, consistent with our aggregate moderate-to-low risk appetite, and believe Huntington is well-positioned as we operate through this dynamic environment.

"2023 was marked by the successful execution of key strategic initiatives, as Huntington outperformed during a dynamic environment for the banking sector. The company delivered sustained deposit growth over the course of the year, bolstered capabilities across our payments and other fee revenue areas, and completed the re-alignment of business segments to enhance our focus on the customer and drive efficiencies. Additionally, we bolstered our specialty banking expertise through the addition of new teams and expanded our commercial and regional bank into the Carolinas.

"While the macro outlook continues to play out, we believe the operating environment today is generally more constructive compared to last quarter. Customers are generally well positioned and are continuing to invest in their businesses.

"As a result, we are seeing attractive growth opportunities as we move into 2024, and are positioned to accelerate our loan growth forecast given these dynamics. We are leveraging our leading brand and trust metrics, to build on our growth momentum. We intend to capitalize on our position of strength and to further acquire and deepen customer relationships. These efforts will result in continued growth of revenue and profitability over the course of the year and beyond."

Table 1 – Earnings Performance Summary

	2023				2022
(in millions, except per share data)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$243	$547	$559	$602	$645
Diluted earnings per common share	0.15	0.35	0.35	0.39	0.42

Return on average assets	0.51%	1.16%	1.18%	1.32%	1.41%
Return on average common equity	5.2	12.4	12.7	14.6	16.0
Return on average tangible common equity	8.4	19.5	19.9	23.1	26.0
Net interest margin	3.07	3.20	3.11	3.40	3.52
Efficiency ratio	77.0	57.0	55.9	55.6	54.0

Tangible book value per common share	$7.79	$7.12	$7.33	$7.32	$6.82
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$171,360	$170,948	$174,909	$169,112	$165,545
Average loans and leases	121,229	120,784	121,345	120,420	118,907
Average core deposits	144,384	143,110	140,736	141,077	140,696

Tangible common equity / tangible assets ratio	6.14%	5.70%	5.80%	5.77%	5.55%
Common equity Tier 1 risk-based capital ratio	10.25	10.10	9.82	9.55	9.36

NCOs as a % of average loans and leases	0.31%	0.24%	0.16%	0.19%	0.17%
NAL ratio	0.55	0.49	0.42	0.44	0.48
ACL as a % of total loans and leases	1.97	1.96	1.93	1.90	1.90

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There were no Notable Items in the three months ended June 30, 2023.
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended December 31, 2023			$243	$0.15
•	FDIC Deposit Insurance Fund (DIF) special assessment	$(214)	$(169)	$(0.11)
•	Staffing efficiencies and corporate real estate consolidation expense (3)	(12)	(9)	(0.01)

Three Months Ended September 30, 2023			$547	$0.35
•	Staffing efficiencies and corporate real estate consolidation expense (3)	$(15)	$(12)	$(0.01)

Three Months Ended March 31, 2023			$602	$0.39
•	RPS sale (noninterest income)	$57	$44	$0.03
•	Voluntary retirement program and organizational realignment expense (noninterest expense) (4)	(42)	(34)	(0.02)

Three Months Ended December 31, 2022			$645	$0.42
•	Acquisition-related expenses (5)	$(15)	$(12)	$(0.01)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Staffing efficiencies and corporate real estate consolidation expense includes corporate real estate consolidation expense recorded in net occupancy expense, equipment, and other of $8 million, $1 million, and $1 million, respectively, and $2 million of severance expense recorded in personnel costs in the three months ended December 31, 2023, and $8 million of severance related expense recorded in personnel costs and $7 million of corporate real estate consolidation expense recorded in net occupancy expense in the three months ended September 30, 2023.
(4)Voluntary retirement program ($36 million) and organizational realignment expense ($6 million).
(5)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2023				2022
($ in millions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,316	$1,368	$1,346	$1,409	$1,462	(4)%	(10)%
FTE adjustment	11	11	11	9	9	—	22
Net interest income - FTE	1,327	1,379	1,357	1,418	1,471	(4)	(10)
Noninterest income	405	509	495	512	499	(20)	(19)
Total revenue - FTE	$1,732	$1,888	$1,852	$1,930	$1,970	(8)%	(12)%

	2023				2022
	Fourth	Third	Second	First	Fourth	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.47%	5.39%	5.13%	4.89%	4.46%	8	101
Total loans and leases	5.82	5.76	5.51	5.27	4.86	6	96
Total securities	4.23	4.15	3.82	3.56	3.26	8	97
Total interest-bearing liabilities	3.09	2.88	2.66	2.02	1.31	21	178
Total interest-bearing deposits	2.71	2.45	2.06	1.52	0.88	26	183

Net interest rate spread	2.38	2.51	2.47	2.87	3.15	(13)	(77)
Impact of noninterest-bearing funds on margin	0.69	0.69	0.64	0.53	0.37	—	32
Net interest margin	3.07%	3.20%	3.11%	3.40%	3.52%	(13)	(45)
See Page 9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2023 fourth quarter decreased $144 million, or 10%, from the 2022 fourth quarter. The results primarily reflect a 45 basis point decrease in the net interest margin (NIM) to 3.07% and a $13.6 billion, or 11%, increase in average interest-bearing liabilities, partially offset by a $5.8 billion, or 4%, increase in average earning assets. The lower NIM was primarily driven by higher cost of funds given the higher interest rate environment and an increase in deposits held at the Federal Reserve Bank, partially offset by higher loan and lease and investment security yields. The growth in average earning assets was primarily driven by higher interest-earning deposits with banks and an increase in average loans and leases, partially offset by a decrease in average total securities. Net interest income in the 2023 fourth quarter included $7 million of net interest income from purchase accounting accretion, compared to $11 million in the 2022 fourth quarter.
Compared to the 2023 third quarter, FTE net interest income decreased $52 million, or 4%, reflecting a 13 basis point decrease in NIM and an increase in average interest-bearing liabilities, partially offset by higher average earning assets. The NIM decrease was driven by higher cost of funds, partially offset by higher loan and lease and investment security yields. Net interest income in the 2023 third quarter included $6 million of net interest income from purchase accounting accretion.

Table 4 – Average Earning Assets

	2023				2022
($ in billions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$49.9	$49.4	$50.2	$49.0	$47.5	1%	5%
Commercial real estate	12.6	13.0	13.3	13.7	13.9	(3)	(9)
Lease financing	5.1	5.1	5.2	5.2	5.1	1	0
Total commercial	67.6	67.5	68.7	67.9	66.4	—	2
Residential mortgage	23.6	23.3	22.8	22.3	22.0	1	7
Automobile	12.6	12.7	12.9	13.2	13.3	(1)	(5)
Home equity	10.1	10.1	10.2	10.3	10.4	—	(3)
RV and marine	5.9	5.8	5.5	5.4	5.4	2	10
Other consumer	1.4	1.4	1.3	1.3	1.3	3	6
Total consumer	53.7	53.3	52.7	52.5	52.5	1	2
Total loans and leases	121.2	120.8	121.3	120.4	118.9	—	2
Total securities	39.5	40.0	41.7	41.9	41.1	(1)	(4)
Interest earning deposits with banks	10.0	9.5	11.3	6.4	4.9	5	104
Other earning assets	0.6	0.6	0.6	0.5	0.6	(10)	(10)
Total earning assets	$171.4	$170.9	$174.9	$169.1	$165.5	—%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2023 fourth quarter increased $5.8 billion, or 4%, from the year-ago quarter, primarily reflecting a $5.1 billion, or 104%, increase in average deposits with banks and a $2.3 billion, or 2%, increase in average total loans and leases, partially offset by a $1.5 billion, or 4%, decrease in average securities. Average loan and lease balance increases were led by growth in average consumer loans of $1.2 billion, or 2%. Additionally, average commercial loans and leases increased by $1.1 billion, or 2%, primarily driven by a $2.4 billion, or 5% increase in average commercial and industrial loans, partially offset by a $1.3 billion, or 9%, decrease in average commercial real estate loans.
Compared to the 2023 third quarter, average earning assets increased $412 million primarily reflecting a $472 million, or 5%, increase in average deposits with banks and a $445 million increase in average total loans and leases, partially offset by a $443 million, or 1%, decrease in average securities. Average loan and lease balance increases were driven by both higher total consumer loans as well as higher total commercial loans. Consumer loan growth, which increased $320 million, or 1%, was primarily driven by growth in residential mortgage loans. Commercial loan growth was primarily driven by higher C&I loan balances, as a result of higher auto floorplan and distribution finance balances, partially offset by lower commercial real estate loan balances which declined by $361 million from the prior quarter.

Table 5 – Liabilities

	2023				2022
	Fourth	Third	Second	First	Fourth	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$31.2	$32.8	$34.6	$37.5	$39.9	(5)%	(22)%
Demand deposits - interest-bearing	39.1	39.8	39.7	40.7	42.7	(2)	(8)
Total demand deposits	70.3	72.6	74.3	78.2	82.6	(3)	(15)
Money market deposits	44.0	41.4	38.8	37.3	34.4	6	28
Savings and other domestic deposits	16.9	17.8	18.8	19.9	20.8	(5)	(19)
Core certificates of deposit	13.1	11.3	8.8	5.7	2.9	16	348
Total core deposits	144.4	143.1	140.7	141.1	140.7	1	3
Other domestic deposits of $250,000 or more	0.4	0.4	0.3	0.2	0.2	7	120
Negotiable CDs, brokered and other deposits	4.8	4.6	4.6	4.8	4.8	4	1
Total deposits	$149.6	$148.1	$145.6	$146.1	$145.7	1%	3%

Short-term borrowings	$1.9	$0.9	$5.2	$4.4	$0.5	122%	250%
Long-term debt	12.2	13.8	16.3	11.0	12.7	(11)	(4)
Total debt	$14.1	$14.7	$21.5	$15.4	$13.2	(4)%	7%

Total interest-bearing liabilities	$132.6	$130.0	$132.5	$124.1	$119.0	2%	11%
Total liabilities	169.2	167.8	171.8	166.6	163.8	1	3

Period end balances:
Total core deposits	$145.5	$144.2	$142.9	$140.4	$142.1	1%	2%
Other deposits	5.8	4.7	5.1	4.9	5.8	24	0
Total deposits	$151.2	$148.9	$148.0	$145.3	$147.9	2%	2%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2023 fourth quarter increased $5.4 billion, or 3%, from the year-ago quarter. Average total deposits increased $4.0 billion, or 3%, primarily driven by an increase in average total core deposits of $3.7 billion, or 3%. Average total debt increased $916 million, or 7%, as part of normal management of funding needs.
Compared to the 2023 third quarter, average total liabilities increased $1.4 billion, or 1%. Average total deposits increased $1.5 billion, or 1.0%, including average total core deposits increasing $1.3 billion, or 1%. Average total debt decreased $520 million, or 4%, driven by lower long-term FHLB borrowings reflecting management of funding needs.
Ending total deposits as of December 31, 2023 increased $3.3 billion, or 2%, compared to a year-ago. The increase was driven by a $6.9 billion, or 9%, increase in core consumer deposits, partially offset by a $3.6 billion, or 6%, decrease in core commercial deposits.
Compared to September 30, 2023, ending total deposits increased $2.4 billion, or 2%. The increase was driven by a $1.3 billion, or 1%, increase in core deposits and a $1.1 billion, or 24%, increase in other deposits.

Noninterest Income
During the 2023 fourth quarter, the Company updated the presentation of noninterest income categories to be based on product and service type. A description of each updated noninterest income category is included within the Notes to the Quarterly Financial Supplement. All prior period results have been adjusted to conform to the current presentation.
Table 6 – Noninterest Income

	2023				2022
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$150	$152	$146	$137	$142	(1)%	6%
Wealth and asset management revenue	86	79	83	80	76	9	13
Customer deposit and loan fees	80	80	76	76	84	—	(5)
Capital markets and advisory fees	69	52	62	65	88	33	(22)
Leasing revenue	29	32	25	26	35	(9)	(17)
Mortgage banking income	23	27	33	26	25	(15)	(8)
Insurance income	19	18	18	19	18	6	6
Bank owned life insurance income	16	18	16	16	15	(11)	7
Gain on sale of loans	1	2	8	3	2	(50)	(50)
Net gains (losses) on sales of securities	(3)	—	(5)	1	—	NM	NM
Other noninterest income	(65)	49	33	63	14	NM	NM
Total noninterest income	$405	$509	$495	$512	$499	(20)%	(19)%

Impact of Notable Item:
RPS sale (other noninterest income)	$—	$—	$—	$57	$—	—	—
Total adjusted noninterest income (Non-GAAP)	$405	$509	$495	$455	$499	(20)%	(19)%

Additional information:
Impact of mark-to-market on pay-fixed swaptions (other noninterest income)	$(74)	$33	$18	$(1)	$—	NM	NM
NM - Not Meaningful
See Page 11 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2023 fourth quarter decreased $94 million, or 19%, from the year-ago quarter primarily reflecting $74 million of unfavorable mark-to-market on termination of the pay-fixed swaptions program during the fourth quarter, included within other noninterest income. Cumulatively for the full-year, the net unfavorable mark-to-market on the pay-fixed swaptions program totaled $24 million. Capital markets and advisory fees decreased $19 million, or 22%, primarily due to lower advisory and syndication fees. Partially offsetting these decreases, wealth and asset management revenue increased by $10 million, or 13%, reflecting higher fixed annuity commissions, and payments and cash management revenue increased by $8 million, or 6%, reflecting higher debit card transaction revenue and higher commercial treasury management revenue.
Total noninterest income decreased $104 million, or 20%, to $405 million for the 2023 fourth quarter, compared to $509 million for the 2023 third quarter. The decrease was primarily driven by the $74 million unfavorable mark-to-market on the termination of the pay-fixed swaptions program during the fourth quarter, compared to a $33 million favorable mark-to-market in the third quarter. Additionally, capital markets and advisory fees increased $17 million, or 33%, due to higher advisory, trading, and underwriting fees.

Noninterest Expense
Table 7 – Noninterest Expense

	2023				2022
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$645	$622	$613	$649	$630	4%	2%
Outside data processing and other services	157	149	148	151	147	5	7
Deposit and other insurance expense	234	25	23	20	14	836	1,571
Equipment	70	65	64	64	67	8	4
Net occupancy	65	67	54	60	61	(3)	7
Marketing	29	29	32	25	22	0	32
Professional services	35	27	21	16	21	30	67
Amortization of intangibles	12	12	13	13	13	—	(8)
Lease financing equipment depreciation	5	6	8	8	9	(17)	(44)
Other noninterest expense	96	88	74	80	93	9	3
Total noninterest expense	$1,348	$1,090	$1,050	$1,086	$1,077	24%	25%
(in thousands)
Average full-time equivalent employees	19.6	19.8	20.2	20.2	20.0	(1)%	(2)%

Table 8 - Impact of Notable Items

	2023				2022
	Fourth	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$2	$8	$—	$42	$—
Outside data processing and other services	—	—	—	—	2
Deposit and other insurance expense	214	—	—	—	—
Equipment	1	—	—	—	2
Net occupancy	8	7	—	—	10
Professional services	—	—	—	—	1
Other noninterest expense	1	—	—	—	—
Total noninterest expense	$226	$15	$—	$42	$15

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2023				2022
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$643	$614	$613	$607	$630	5%	2%
Outside data processing and other services	157	149	148	151	145	5	8
Deposit and other insurance expense	20	25	23	20	14	(20)	43
Equipment	69	65	64	64	65	6	6
Net occupancy	57	60	54	60	51	(5)	12
Marketing	29	29	32	25	22	—	32
Professional services	35	27	21	16	20	30	75
Amortization of intangibles	12	12	13	13	13	—	(8)
Lease financing equipment depreciation	5	6	8	8	9	(17)	(44)
Other noninterest expense	95	88	74	80	93	8	2
Total adjusted noninterest expense	$1,122	$1,075	$1,050	$1,044	$1,062	4%	6%

Reported total noninterest expense for the 2023 fourth quarter increased $271 million, or 25%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $60 million, or 6%, primarily driven by increases in professional services expenses of $15 million, or 75%, reflecting higher consulting expense as well as $4 million of expenses related to the CRT transaction, personnel costs of $13 million, or 2%, primarily due to higher salary expense, and outside data processing of $12 million, or 8%. Additionally, the 2023 fourth quarter included $5 million of expenses related to the previously announced branch consolidations, reflected in a combination of net occupancy, equipment, and other noninterest expense.
Reported total noninterest expense increased $258 million, or 24%, from the 2023 third quarter. Excluding the impact from Notable Items, noninterest expense increased $47 million, or 4%, primarily driven by increases in personnel costs of $29 million, or 5%, due to higher benefit costs and incentive compensation, outside data processing of $8 million, or 5%, and higher professional services of $8 million, or 30%, which included $4 million of expenses related to the CRT transaction in the quarter. Additionally, the fourth quarter included $5 million of expenses and the third quarter included $2 million of expenses related to the previously announced branch consolidations.

Credit Quality
Table 10 – Credit Quality Metrics

	2023				2022
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$667	$592	$510	$533	$569
Total other real estate, net	10	14	18	20	11
Other NPAs (1)	34	28	29	25	14
Total nonperforming assets	711	634	557	578	594
Accruing loans and leases past due 90+ days	189	163	169	185	207
NPAs + accruing loans & leases past due 90+ days	$900	$797	$726	$763	$801
NAL ratio (2)	0.55%	0.49%	0.42%	0.44%	0.48%
NPA ratio (3)	0.58	0.52	0.46	0.48	0.50
(NPAs+90 days)/(Loans+OREO)	0.74	0.66	0.60	0.63	0.67
Provision for credit losses	$126	$99	$92	$85	$91
Net charge-offs	94	73	49	57	50
Net charge-offs / Average total loans and leases	0.31%	0.24%	0.16%	0.19%	0.17%
Allowance for loans and lease losses (ALLL)	$2,255	$2,208	$2,177	$2,142	$2,121
Allowance for unfunded lending commitments	145	160	165	157	150
Allowance for credit losses (ACL)	$2,400	$2,368	$2,342	$2,299	$2,271
ALLL as a % of:
Total loans and leases	1.85%	1.83%	1.80%	1.77%	1.77%
NALs	338	373	427	402	373
NPAs	317	348	391	371	357
ACL as a % of:
Total loans and leases	1.97%	1.96%	1.93%	1.90%	1.90%
NALs	360	400	459	431	400
NPAs	337	373	420	398	382
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $711 million, or 0.58%, of total loans and leases, OREO and other NPAs, compared to $594 million, or 0.50%, a year-ago. Nonaccrual loans and leases (NALs) were $667 million, or 0.55% of total loans and leases, compared to $569 million, or 0.48% of total loans and leases, a year-ago. On a linked quarter basis, NPAs increased $77 million, or 12%, and NALs increased $75 million, or 13%, driven by an increase in commercial NALs.
The provision for credit losses increased $35 million year-over-year and increased $27 million quarter-over-quarter to $126 million in the 2023 fourth quarter. Net charge-offs (NCOs) increased $44 million year-over-year and increased $21 million quarter-over-quarter to $94 million. NCOs represented an annualized 0.31% of average loans and leases in the current quarter, up from 0.17% in the year-ago quarter and from 0.24% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs were 0.34% and 0.28%, respectively, for the 2023 fourth quarter.
The allowance for loan and lease losses (ALLL) increased $134 million from the year-ago quarter to $2.3 billion, or 1.85%, and allowance for credit losses (ACL) increased by $129 million from the year-ago quarter to $2.4 billion, or 1.97% of total loans and leases, driven by a combination of loan and lease growth and modest overall coverage ratios builds throughout 2023 that are reflective of the current macroeconomic environment including recognition of near-term recessionary risks. On a linked quarter basis, the ACL increased $32 million, resulting in the ACL coverage ratio increasing 1 basis point, to 1.97%.

Capital
Table 11 – Capital Ratios

	2023				2022
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	6.14%	5.70%	5.80%	5.77%	5.55%
Common equity tier 1 risk-based capital ratio (1)	10.25	10.10	9.82	9.55	9.36
Regulatory Tier 1 risk-based capital ratio (1)	11.98	11.87	11.58	11.30	10.90
Regulatory Total risk-based capital ratio (1)	14.17	14.11	13.82	13.53	13.09
Total risk-weighted assets (1)	$138.7	$140.7	$141.4	$142.3	$141.9
(1)December 31, 2023 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 50% of the cumulative CECL deferral has been phased in. As of December 31, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 6.14% at December 31, 2023, an increase of 44 basis points from last quarter due primarily to accumulated other comprehensive income changes and current period earnings, net of dividends, partially offset by higher tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.25%, up from 10.10% from the prior quarter primarily due to a decrease in risk-weighted assets driven by the CRT transaction, and was also favorably impacted by current period earnings, offset by dividends.

Income Taxes
The provision for income taxes was a benefit of $1 million in the 2023 fourth quarter compared to expense of $136 million in the 2023 third quarter. The effective tax rates for the 2023 fourth quarter and 2023 third quarter were (0.5%) and 19.7%, respectively. The variance to the linked quarter provision for income taxes and effective tax rate relates primarily to lower pre-tax income as a result of notable items, and discrete tax benefits recognized in the 2023 fourth quarter. Excluding the expenses related to notable items of $226 million, the related tax benefit of $48 million and discrete tax benefits of $33 million, the effective tax rate would have been 16.7%.
At December 31, 2023, we had a net federal deferred tax asset of $616 million and a net state deferred tax asset of $94 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 19, 2024, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13743211. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 27, 2024 at (877) 660-6853 or (201) 612-7415; conference ID #13743211.
Please see the 2023 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $189 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics, including the COVID-19 pandemic and related variants and mutations, and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; rising interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.